Exhibit 5.1

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: +1.714.540.1235 Fax: +1.714.755.8290
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
July 25, 2025	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
Offerpad Solutions Inc.	Hamburg	Silicon Valley
433 S. Farmer Avenue, Suite 500	Hong Kong	Singapore
Tempe, Arizona 85281	Houston	Tel Aviv
	London	Tokyo
	Los Angeles	Washington, D.C.
Madrid

Re:	Registration Statement on Form S-3 (No. 333-270994)

To the addressee set forth above:

We have acted as special counsel to Offerpad Solutions Inc., a Delaware corporation (the “Company”), in connection with the issuance of 2,857,143 shares of Class A common stock, $0.0001 par value per share (the “Shares”). The Shares are included in a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 30, 2023 (Registration No. 333–270994) (the “Registration Statement”) and were offered pursuant to a base prospectus dated April 26, 2023 (the “Base Prospectus”) and a prospectus supplement dated July 25, 2025 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares were sold pursuant to a securities purchase agreement dated July 24, 2025 between the Company and the purchasers named therein (the “Purchase Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares were duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and were issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Purchase Agreement, the issue and sale of the Shares were duly authorized by all necessary corporate action of the Company, and the Shares were validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company complied with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

July 25, 2025

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated July 25, 2025 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP